Exhibit 4.5

1	INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE	500,000,000

MACQUARIE INFRASTRUCTURE CORPORATION

See Reverse for

Transfer Instructions

Total Authorized Issue

500,000,000 Shares of Common Stock

$0.001 Par Value

This is to Certify that ___________________ is the owner of

___________________________ fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated

James Hooke, Chief Executive Officer	Michael Kernan, Secretary